AGREEMENT

         Whereas disputes have arisen between Players Lake Charles, Inc. (hereinafter "Owner") and Lake Charles Construction Corporation (hereinafter "Contractor") in connection with the execution of the Work, invoices submitted and payments demanded pursuant to the Form of Agreement Between Owner and Contractor dated November 15, 1995, as amended (hereinafter, including all Contract Documents referred to therein, the "Contract");

         Whereas, in order to compromise, settle and resolve such disputes, Owner and Contractor herein agree as follows:

(1) Any terms not specifically defined in this Agreement will have the meaning given them in the Contract, unless the context clearly requires otherwise.

(2) The amount of $32,503,623, plus any amount due under paragraph 6, shall be due Contractor by Owner as the Cost of the Work incurred by Contractor for the entire Work.

(3) The amount of $2,319,790 shall be due Contractor by Owner for reimbursement of amounts actually paid by Contractor to Specialty Subcontractors upon providing Owner with satisfactory proof of payment by Contractor to Specialty Subcontractors and receipt by Owner of lien waivers acceptable to Owner. Contractor is not due any fee, markup, overhead, or profit on this amount.

(4) Owner will pay any additional amounts due to any Specialty Subcontractors not included in paragraph (3) above through Contractor at actual cost only, with no additional fees, markup, overhead for profit due Contractor, by joint checks to Contractor and Specialty Subcontractors upon receipt by Owner of lien waivers acceptable to Owner.

(5) The total of $3,600,000 shall be due Contractor by Owner for overhead, profit, markup, and fees due for the entire Work. No other or additional overhead, profit, markup or fees are due to Contractor, Lake Charles Heating and Cooling, and Lake Charles Sheet Metal pursuant to the Contract.

(6) Contractor shall be reimbursed by Owner for actual Costs only of labor and materials, including Subcontractors and Suppliers, necessary to complete the remaining portion of the Work for the period beginning at 5:01 PM Monday, February 12, 1996 up to the maximum amount of $4,200,000.00. Said amount does not include any written Change Orders issued after February 12, 1996 and approved by the Owner. Contractor is not due any fee, markup, overhead or profit on any amount due under this paragraph.



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(7) Contractor shall be reimbursed by Owner for the cost of the chillers installed at the Players' garage in the total amount of $478,240.00 by February 16, 1996. No additional amounts, overhead, profit or markup is due to Contractor on this amount.

(8) Correction of any and all Punch List items (as set forth below) are the sole responsibility of Contractor.

(9) Contractor shall use its best efforts to achieve Substantial Completion of the Work, on or before Tuesday, February 20, 1996, but in no event later than Wednesday, February 21, 1996.


(10) Immediately subsequent to Substantial Completion of the Work, a Punch List shall be prepared and submitted to Contractor by Program Manager during an inspection of the work at the construction site with the input of Contractor and any affected Subcontractor, as necessary in the opinion of Contractor. Contractor shall thereafter correct all Punch List items at its own cost and expense without any fees, markup, overhead, or profit.

(11) The amount of $5,904,519.68 billed by Contractor in invoice #7773 is included in amounts due to Contractor by Owner referenced in paragraphs 2, 3 and 5 of this Agreement and shall be paid by Owner, less 10% as retainage of amounts due Subcontractors in such invoice upon the signing of this Agreement. Payment of this invoice shall be by joint checks to Contractor and Subcontractors. Contractor shall not pay any Subcontractor or Supplier without first obtaining a lien waiver, in a form acceptable to Owner, for all work performed and materials provided through February 1, 1996, or, in the case a payment represents the final payment due a Subcontractor or Supplier, said lien waiver shall be full and final payment for work performed and materials provided for the Work.

(12) The amount of $3,879,186.45 billed by the Contractor in invoice #7776 is included in amounts due Contractor by Owner referenced in paragraphs 2,3 and 5 of this Agreement and all retainage withheld by Owner, under paragraph 11 of this Agreement, shall be paid by Owner one (1) day after acceptance of Substantial Completion, less and except 1.5 times the value of any Punch List items as determined by the Architect in consultation with the Program Manager during the aforesaid punch list inspection, and less and except the amount of any outstanding lien waivers. Payments to Subcontractors shall be made by joint checks. Contractor shall not pay any Subcontractor or Supplier without first obtaining a lien waiver, in a form acceptable to Owner, for all work performed and materials provided through the date of Substantial Completion, or, in the case a payment represents the final payment due a Subcontractor or Supplier, said lien waiver shall be for full and final payment for work performed and materials provided for the Work.

(13) Any additional payments due Contractor for Specialty Subcontractors as referenced in paragraph (4) above shall be paid to Contractor at the same time as Contractor is required to make payments to the Specialty Subcontractors pursuant to the terms of the respective contracts between Contractor and each of the Specialty Subcontractors. Payments to Specialty Subcontractors shall be made by joint checks. Contractor shall not pay any Specialty Subcontractor without first obtaining a lien waiver, in a form acceptable to Owner, for all work performed and materials provided through the date of Substantial Completion, or, in the case a payment represents the final payment due a Specialty Subcontractor, said lien waiver shall be for full and final payment for work performed and materials provided for the Work.

(14) Any payment due Contractor for actual costs of Subcontractors and Suppliers necessary to finally complete the entire Work as referenced in paragraph (6) above shall be submitted and paid as Final Payment within thirty (30) days of Substantial Completion, provided that Owner (i) has received final lien waivers, in a form acceptable to Owner, or the Owner is otherwise relieved by applicable law form any and all outstanding lien liability and (ii) all Punch List items have been completed.

(15) The balance due of any amounts owed to Contractor as referenced in paragraphs (2), (3), (5) and (6) above shall be paid as Final Payment within thirty (30) days of Substantial Completion, provided that Owner (i) has received final lien waivers, in a form acceptable to Owner, or the Owner is otherwise relieved by applicable law from any and all outstanding lien liability and (ii) all Punch List items have been completed.

(16) Except as stated in this Agreement, no other amounts of any kind or nature are or shall be owed by Owner to Contractor or any Subcontractor or Supplier under the Contract.

(17) Owner specifically reserves its right to perform an audit in order to investigate items and amounts related to any potential or alleged fraud perpetuated in the course of the Work or Project. Contractor remains responsible for reimbursement to Owner of any and all amounts discovered sue to fraud perpetuated in the course of the Work or Project. Owner hereby waives any audit rights not related to potential or alleged fraud.

(18) This agreement is executed and effective on the 16th day of February, 1996.

                                 LAKE CHARLES CONSTRUCTION CORPORATION

                                 BY:  /s/ Kenneth Hagan, President
                                    --------------------------------------


                                 PLAYERS LAKE CHARLES, INC.

                                 BY:  /s/ Howard A. Goldberg
                                     -------------------------------------